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                      [LETTERHEAD OF THE COOPER COMPANIES]


CONTACT:

Norris Battin
The Cooper Companies, Inc.
714-597-4700 or 714-673-4299 or
500-346-6580

FOR IMMEDIATE RELEASE

        THE COOPER COMPANIES, INC. FOURTH QUARTER AND FISCAL 1996 RESULTS
                           EXCEED PREVIOUS ESTIMATES
        ------------------------------------------------------------------
          1996 Net Income $1.41 per Share Including Tax Benefits versus
                           One Cent per Share in 1995
          -------------------------------------------------------------
           Fourth Quarter Revenue Grows 26%; Operating Income Up 116%
           ----------------------------------------------------------

IRVINE, Calif., December 12, 1996 -- The Cooper Companies, Inc., (NYSE/PSE:COO) today reported results for the 1996 fourth quarter and fiscal year.

For the three months ended October 31, 1996, the Company reported net income of $8.5 million, or 72 cents per share, compared with a net loss of $3.6 million, or a loss of 31 cents per share, in the fourth quarter of 1995. The fourth quarter of 1995 included a charge of $5 million, or 44 cents per share, primarily reflecting the settlement of a dispute with the physicians' group formerly staffing the Hampton Hospital of Hospital Group of America (HGA), the Company's psychiatric services business. Fourth quarter 1996 net income includes a deferred tax benefit of $4.1 million, or 35 cents per share.

Income from operations in the fourth quarter of 1996 was $5.6 million, more than double the $2.6 million in last year's fourth quarter.

For fiscal 1996, the Company reported net income of $16.6 million, or $1.41 per share, compared with $115 thousand, or one cent per share, in 1995. Full year 1996 results, in addition to the fourth

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quarter's deferred tax benefit, include $615 thousand for reversal of tax accruals no longer required. Nonrecurring items in fiscal 1995 included the amounts noted above for settlements of disputes, $1.5 million in restructuring costs, an additional credit of $1.5 million regarding settlement of disputes earlier in the year and approximately $1 million for the favorable impact of certain nonoperational adjustments, primarily for corporate collections and reserves. Excluding these items, the Company's 1996 net income would have been $11.8 million, or $1.00 per share, versus $4.1 million, or 36 cents per share, in 1995.

Income from operations in 1996 rose 110% to $16.8 million from $8.0 million in 1995.

Fourth quarter revenue was $31.2 million, up 26% compared with the fourth quarter of 1995. Strong gains came from CooperVision, the contact lens business, up 18%, and CooperSurgical, the gynecological business, up 52% including the beneficial effect of the Unimar acquisition in April 1996. Revenue at HGA grew 26% over last year's fourth quarter with good performance at all three of its hospitals, especially Hampton Hospital, where operations improved significantly following the settlement with the physicians' group.

Cooper's total revenue for fiscal 1996 was $109.1 million, up 12%. CooperVision's sales grew 15% and CooperSurgical's sales grew 34%. HGA's revenue grew 3% compared to 1995, and 6% when revenue from a hospital contract that expired in May 1995 is eliminated from the comparison.

A. Thomas Bender, President and Chief Executive Officer, said, "I am very pleased that the results generated by our specialty products businesses, CooperVision and CooperSurgical, were outstanding. We are gaining share in the contact lens market segments we compete in and executing our consolidation strategy in women's healthcare. At HGA, Hampton Hospital has shown steady improvement in revenue and operating income since the medical staff transition, and we continue to expand day treatment and outpatient programs at all three hospitals.

"With these continued strong operating results, we are, as I announced in October, estimating fiscal 1997 earnings per share in the range of $1.55 to $1.65, including a deferred tax benefit of

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approximately 15 cents per share. Revenue is expected to increase about 15%, and operating income should grow more than 30%. Our 1997 goals also include acquiring businesses and forming relationships that complement our product strategies, create profits, and thereby accelerate the use of our net operating loss carryforward."

During fiscal 1996, Bender noted, stockholders' equity turned positive and the Company amended its $11 million of HGA debt, reducing the interest rate by two percentage points effective November 1, 1996. The interest rate on CooperVision's $8 million line of credit was also recently reduced by one percentage point. Together, these changes could result in an annual savings of more than 2 cents per share in interest expense.

"Our recently completed headquarters' consolidation efforts," Bender added, "will save us nearly $2 million a year going forward including the effect of reduced insurance rates."

Business Unit Performance

                            REVENUE BY BUSINESS UNIT

                              (Dollars In Millions)

                      3 Months ended October 31,                 Years ended October 31,
                   1996       1995         % Growth          1996      1995       % Growth
                   ----       ----         --------          ----      ----       --------
CooperVision        $13.7      $11.6            18%         $ 48.9     $42.5        15%
CooperSurgical        5.1        3.3            52%           17.2      12.8        34%
HGA                  12.4        9.9            26%           43.0      41.8        3%
                    -----      -----                        ------     ----
                    $31.2      $24.8            26%         $109.1     $97.1        12%
                    =====      =====                        ======     =====

CooperVision

CooperVision's sales grew 18% to $13.7 million in the fourth quarter and 15% to $48.9 million for the full year. Sales of CooperVision's line of toric contact lenses to correct astigmatism, which comprises about 50% of its total sales, grew more than 35%. CooperVision recently announced that, for the second time in two years, it was doubling the capacity of its Scottsville, New York,

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facility where its popular line of Preference'r' Toric lenses are manufactured.
1996 sales outside of North America, while still relatively small, grew 56%.

While the total patient base of contact lens wearers in North America continues to show little growth, the patient base for toric lenses is growing about 5% to 10% per year, reflecting its previously underserved nature. The Company estimates that the size of the toric contact lens market in the United States is approximately $150 million at the manufacturers' level. About $50 million to $60 million of this market is "conventional" toric contact lenses, a declining, lower profit segment. CooperVision competes in the two fast growing, more profitable toric lens segments, "planned replacement" toric lenses and "custom" toric lenses. Together, the value of these market segments is $90 million to $100 million.

The estimated $60 to $65 million "planned replacement" toric segment, so called because patients replace their lenses monthly or quarterly based on comfort and clinical success, grew about 50% last year. CooperVision more than doubled its planned replacement business during 1996, achieving the number two market share position, while growing more than twice as fast as the market segment. Cooper's planned replacement Preference'r' Toric lenses are manufactured from deposit resistant material that can offer patients additional convenience by eliminating an extra step in lens cleaning. Also, lens practitioners can fit patients more easily with PreferenceAE Toric lenses than with competing brands because of the wide range of lens parameters that CooperVision can provide with its proprietary manufacturing process.

In the estimated $30 to $35 million "custom" toric market where lenses are manufactured-to-order for difficult to fit patients, CooperVision's share--about 50%-- continues to grow.

CooperVision's rapid growth in sales of higher margin toric lenses, together with ongoing manufacturing efficiencies, resulted in improved gross margins during the year.

With its unique manufacturing process, CooperVision can also provide specialty contact lenses for patients who are so severely near- or farsighted that most manufacturers cannot economically supply them with lenses. This is a small, but, from the practitioner's point of view, important group of patients for CooperVision to service. This segment plus the toric lens segment comprises approximately 70% of CooperVision's business.

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Regarding the upcoming year, Bender, who is also President of CooperVision, said, "We expect double-digit growth to continue in our contact lens business as we grow our share of the toric market and enter into relationships with potential Asian and European partners. In fact, we are nearing completion of a strategic marketing alliance with a Japanese partner which should be announced shortly and expect European affiliations by the second quarter of fiscal 1997. In addition, we plan to add three new specialty lenses to our product line during the year."

CooperSurgical

CooperSurgical's sales during the fourth quarter were $5.1 million, up 52% over the comparable period last year, and up 34% to $17.2 million for the year. The gynecology product line grew about 50% during 1996, due primarily to sales of the Unimar'r' and Blairden RUMI'tm' products acquired in April 1996 and June 1995, respectively, and continued growth in its LEEP line of disposable surgical instruments. CooperSurgical's sales mix continues to shift toward its gynecology product line, which now accounts for approximately 90% of its sales. For the year, CooperSurgical generated operating income of $1.7 million compared with a loss of $425 thousand for 1995.

Nicholas J. Pichotta, President of CooperSurgical, said, "Our solid growth in 1996 has further strengthened our franchise in the women's healthcare segment. We plan to continue to advance our leadership position through the acquisition of well established, quality product offerings, strategic alliances with technology development companies and internally developed new products.
During 1996, we purchased Unimar and introduced six internally developed products. The recent clearance by the Food and Drug Administration of the KOH'tm' Colpotomizer will further expand the use of The RUMI Systemo. In 1997 we plan to expand our specialized gynecological sales organization as we complete acquisitions and launch new products. We believe that CooperSurgical is well positioned for continued growth in women's healthcare."

Hospital Group of America

Hospital Group of America (HGA), the Company's psychiatric services business, reported fourth quarter revenue of $12.4 million compared with $9.9 million in the fourth quarter of 1995, a gain of 26%. For the year, revenue grew 3% to $43 million, but is up 6% when revenue from a hospital

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contract which expired in May of 1995 is eliminated from the comparison. In each of the three quarters of 1996 following the transition of the physicians' group at Hampton Hospital, HGA's revenue showed improving growth rates compared with the comparable quarters in 1995. As shown in the table below of selected statistical information for HGA, increased patient visits to outpatient and day treatment programs have helped offset pressure on revenue resulting from declining average length of stay, with inpatient admissions growing substantially during the fourth quarter.

HGA is scheduled to open a residential treatment center in Kouts, Indiana, in March 1997, to support its nearby Hartgrove Hospital. The new center is a subacute facility for intermediate-term care that provides stepped-down, cost-effective treatment for adolescent patients.

                            HOSPITAL GROUP OF AMERICA
                        SELECTED STATISTICAL INFORMATION

                                3 Months Ended October 31,   12 Months Ended October 31,
                                 1996      1995   % Change   1996     1995    % Change
                                 ----      ----   --------   ----     ----    --------
Licensed inpatient beds            269      269      --        269      269      --
Inpatient admissions             1,506    1,074       40%    5,353    4,782       12%
Total inpatient days            17,639   14,318       23%   63,918   62,558        2%
Average length of stay (days)     11.4     13.1      -13%     11.9     12.9       -8%
Total outpatient visits         10,129    7,064       43%   44,605   27,561       62%

Tax Benefits

In the fourth quarter of fiscal 1996, the Company recognized an income tax benefit of $4.1 million, or 35 cents per share, from reducing the valuation allowance that, as prescribed by generally accepted accounting principles
(GAAP), had been established to offset its net deferred tax assets. These assets consist primarily of the tax benefit of approximately $234 million of net operating loss carryforwards. Among other criteria, GAAP requires a strong earnings history to recognize all or part of this benefit. Recent earnings have met this criterion, so in fiscal 1996 the allowance was reduced, resulting in an increase to earnings of $4.1 million, or 35 cents per share, during the year.

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Assuming continued earnings growth in 1997, we plan to reduce further the valuation allowance and realize additional tax benefits.

Forward-Looking Statements

This press release contains projections and other forward-looking statements of the Company's results and prospects. Actual results could differ materially from these projections. Additional information concerning factors that could cause material differences can be found in the Company's periodic filings with the Securities and Exchange Commission. These are available publicly and on request from the Company's investor relations department.

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products and provide psychiatric services. CooperVision, Inc., headquartered in Irvine, Calif., with additional manufacturing facilities in Huntington Beach, Calif., Rochester, N. Y., and Ontario and Quebec, Canada, markets a broad range of contact lenses for the vision care market. CooperSurgical, Inc., headquartered in Shelton, Conn., markets diagnostic and surgical instruments and accessories for the gynecological market. Hospital Group of America, Inc. provides psychiatric services through hospitals and satellite locations in New Jersey, Delaware and Illinois.

NOTE: An interactive telephone system that provides stock quotes, recent press releases and financial data about the Company may be reached toll free at 1-800-334-1986. Press releases and selected financial data are also available on the worldwide web at businesswire.com and researchmag.com.

                                FINANCIALS FOLLOW



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                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                 Consolidated Condensed Statement of Operations
                    (In thousands, except per share figures)
                                   (Unaudited)

                                         Three Months Ended           Years Ended
                                             October 31,              October 31,
                                             ----------               ----------
                                          1996         1995         1996        1995
                                          ----         ----         ----        ----
Net sales of products                    $  18,779   $  14,973   $  66,118   $  55,296
Net service revenue                         12,457       9,864      43,013      41,794
                                         ---------   ---------   ---------   ---------
     Net operating revenue                  31,236      24,837     109,131      97,090
                                         ---------   ---------   ---------   ---------
Cost of products sold                        5,659       4,610      19,911      17,549
Cost of services provided                   11,071       9,977      40,235      40,454
Selling, general and administrative
  expense                                    8,090       5,551      29,717      25,826
Research and development expense               289         407       1,176       2,914
Costs associated with restructuring
  operations                                  --         1,480        --         1,480
Amortization of intangibles                    532         226       1,249         859
                                         ---------   ---------   ---------   ---------
Income from operations                       5,595       2,586      16,843       8,008
                                         ---------   ---------   ---------   ---------
Provision for (benefit of) settlements
  of disputes                                 --         5,031        (223)      3,532
Interest expense                             1,347       1,269       5,312       4,741
Other income, net                              177          53         361         495
                                         ---------   ---------   ---------   ---------
Income (loss) before income taxes            4,425      (3,661)     12,115         230
Provision for (benefit of) income taxes     (4,048)        (76)     (4,488)        115
                                         ---------   ---------   ---------   ---------


Net income (loss)                        $   8,473   $  (3,585)  $  16,603   $     115
                                         =========   =========   =========   =========

Earnings (loss) per share                $    0.72   $   (0.31)  $    1.41   $    0.01
                                         =========   =========   =========   =========

Average number of common
  shares used to compute
  earnings (loss) per share                 11,820      11,535      11,761      11,576
                                         =========   =========   =========   =========
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                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                      Consolidated Condensed Balance Sheet
                                 (In thousands)
                                   (Unaudited)

                                                                 October 31,  October 31,
                                                                    1996         1995
                                                                    ----         ----
                                        ASSETS

Current assets:
  Cash and cash equivalents                                      $   6,837   $  11,207
  Trade receivables, net                                            21,650      17,717
  Inventories                                                       10,363       9,570
  Deferred tax asset                                                   953        --
  Other current assets                                               2,692       2,734
                                                                 ---------   ---------
     Total current assets                                           42,495      41,228
                                                                 ---------   ---------
Property, plant and equipment, net                                  34,674      34,062
Intangibles, net                                                    21,468      14,933
Deferred tax asset                                                   3,195
Other assets                                                         1,077       1,769
                                                                 ---------   ---------
                                                                 $ 102,909   $  91,992
                                                                 =========   =========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Current installments of long-term debt                         $     844   $   2,288
  Notes payable                                                       --         1,025
  Other current liabilities                                         32,464      36,300
                                                                 ---------   ---------
     Total current liabilities                                      33,308      39,613
                                                                 ---------   ---------

Long-term debt                                                      47,920      43,490
Other liabilities                                                    6,351      10,638
                                                                 ---------   ---------
     Total liabilities                                              87,579      93,741
                                                                 ---------   ---------

Common stock, $.10 par value                                         1,167       1,158
Additional paid-in capital                                         184,300     183,840
Translation adjustments                                               (326)       (333)
Accumulated deficit                                               (169,811)   (186,414)
                                                                 ---------   ---------
     Total stockholders' equity (deficit)                           15,330      (1,749)
                                                                 ---------   ---------
                                                                 $ 102,909   $  91,992
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